SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                    2000               1999
                                                    ----               ----
Basic earnings:

Net (loss)                                      $   (937,447)       $(2,520,190)
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Shares:
Weighted common shares outstanding                21,069,266          8,515,105
                                                ------------        -----------

Basic (loss) per share                          $      (0.05)       $     (0.30)
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